The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


           Reader's Digest Association Reports Fiscal 2004 Earnings;
                Full-Year Operating Profits at RD North America
              and International Businesses Grow by Double Digits;
               Full-Year Free Cash Flow Improves to $172 Million

      PLEASANTVILLE, N.Y., July 29, 2004 -- The Reader's Digest Association, Inc. (NYSE: RDA) today reported fourth quarter and full-year results for its Fiscal 2004 year ended June 30, 2004.

      "Overall, the fourth quarter was consistent with our prior guidance, and we are pleased to report significantly improved profit performance at RD
North America and International Businesses. This was offset by continued soft performance in the Consumer Business Services segment," said Thomas O. Ryder, Chairman and Chief Executive Officer. "For the fiscal year, we achieved most of the metrics we had established to measure progress in our two-year plan, including generating $172 million in free cash flow - our third consecutive annual increase."

      Fiscal 2004 free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) was in line with expectations in the fourth quarter and was $172 million for the year, up from $162 million in Fiscal 2003. The company reduced its total debt outstanding to $722 million, down from $866 million at the close of Fiscal 2003. At Fiscal 2004 year end, cash on hand was $50 million, versus $51 million at the end of Fiscal 2003.

Summary of Consolidated Results

In millions, except per share data    4Q 2004    4Q 2003    FY 2004    FY 2003

Revenues                              $   536    $   564    $ 2,388    $ 2,475
Operating expenses                       (516)      (544)    (2,240)
Other operating items, net                 (6)       (26)       (15)       (40)
                                      -------    -------    -------    -------
  Operating profit (loss)                  14         (6)       133        139
Other income and expense, net              (5)       (10)       (40)       (39)
Income tax benefit (provision)              3          3        (26)       (39)
                                      -------    -------    -------    -------
  Net income (loss)                   $    12    $   (13)   $    67    $    61
                                      =======    =======    =======    =======
  Diluted earnings (loss) per share   $  0.12    $ (0.14)   $  0.66    $  0.60
                                      =======    =======    =======    =======


      In the Fiscal 2004 fourth quarter, RDA reported earnings of $0.12 per share, in line with prior guidance that excluded restructuring and one-time items. Reported results include a tax benefit of $0.05 per share. In the prior-year period, RDA reported a loss of $(0.14) per share, which included a $(0.20) per share restructuring charge. Fourth quarter Fiscal 2004 revenues were $536 million, down 5 percent from $564 million in the prior-year period. Reported operating profits were $14 million in the quarter, versus a reported operating loss of $(6) million in Fiscal 2003.

      Factors contributing to the year-over-year variance in reported results for the fourth quarter include:

  - A $3 million improvement in profits at RD North America, which grew by 20 percent, driven by increased profitability at U.S. Reader's Digest magazine and sharply reduced losses at U.S. Books and Home Entertainment
      (BHE).
  - A $6 million improvement in profits at International Businesses, which grew by 40 percent because of lower overhead costs, offsetting revenue declines.
  - A $(6) million increase in losses at CBS, mainly because of lower sales, in part because of the timing of Easter, and higher investment spending at BAF and QSP.
  - Higher Corporate unallocated expenses, mostly non-cash, which increased by $(3) million, primarily because of lower pension income.
  - Lower Other operating items, including restructuring charges in the current quarter: $(6) million versus $(26) million in the prior-year period.
  - In the Fiscal 2004 fourth quarter, Other income and (expense), net includes a gain of $6 million, or $0.04 per share, from the sale of real estate in Hong Kong.

      For Fiscal 2004, RDA reported earnings of $0.66 per share, in line with prior guidance, which excluded restructuring and one-time items. In Fiscal 2003, RDA reported earnings of $0.60 per share. Fiscal 2004 revenues were $2.4 billion, down 3 percent from $2.5 billion in the prior-year period. RDA reported operating profits of $133 million, versus operating profits of $139 million in Fiscal 2003.

      Factors contributing to the Fiscal 2004 variance in reported results include:

  - A $10 million improvement in profits at RD North America, which grew by 16 percent.
  - An $8 million improvement in profits at International Businesses, which grew by 16 percent.
  - A $(27) million decline in profits at CBS, down 29 percent. Declines at CBS reflect increased competition at QSP and a weaker product mix at BAF.
  - Higher Corporate unallocated expenses, mostly non-cash, which increased by $(22) million, primarily related to lower pension income.
  - Lower Other operating items, including restructuring charges in the current Fiscal Year. In Fiscal 2004, the company recorded charges of $(15) million versus charges of $(40) million in the prior-year period.

Other income/(expense), net

      Other income and (expense), net was $(5) million in the Fiscal 2004 fourth quarter, compared with $(10) million in the prior-year quarter. These amounts primarily consist of net interest expense of $(10) million in this quarter versus $(9) million in the year-ago period. The Fiscal 2004 quarter includes a gain of $6 million on the sale of real estate in Hong Kong. The current quarter also included approximately $(1) million in costs to carry out a repricing amendment to the company's term loans. This amendment allowed the company to substantially reduce the interest rate on this debt by 1 percentage point.

      For the full year, Other income and (expense), net was $(40) million in Fiscal 2004 versus $(39) million the prior year. These amounts include net interest expense of $(43) million in Fiscal 2004 versus $(41) million in Fiscal 2003. For Fiscal 2004, this expense category also reflects $(7) million in non-cash expenses related to refinancing activities.

Accounting Change

      The company has determined that it will change its accounting policy for magazine direct response promotion costs effective July 1, 2004, and will expense all magazine promotion costs as incurred. Historically, the company has deferred and amortized certain magazine promotion costs in accordance with AICPA Statement of Position 93-7, "Reporting on Direct Response Advertising Costs." The company is seeking Securities and Exchange
Commission pre-clearance of the company's proposed accounting for the treatment of the existing deferred promotion balance, which approximates $104 million as of June 30, 2004. The company intends to disclose the accounting treatment for this balance when it is determined and prior to filing its Form 10-K annual report.

Income Taxes

      Income Taxes for the quarter was a benefit of $3 million, which included a $5 million benefit from the conclusion of federal tax audits.

Outlook

      The end of Fiscal 2004 marked the midpoint of RDA's two-year plan to achieve sustainable revenue and profit growth by Fiscal 2005. Included in the plan are a series of actions ranging from re-engineering efforts to cost-reduction initiatives, as well as incremental investment spending to focus on activities that represent the best opportunity to drive future growth.

         Throughout the year, the company made progress against the plan, particularly in RD North America and International Businesses. However, both QSP and Books Are Fun had disappointing years that led to total company performance that was lower than expected, and which should affect Fiscal 2005 as well. Overall, for Fiscal 2005 the company expects that it will have a solid performance and will approach its goal of sustainable revenue and profit growth.

   The company expects that for Fiscal 2005:

   1. Consolidated revenues should grow slightly, except for a couple of small businesses that will be purposely downsized.
   2. Operating profit should reflect the following performances from the business units:
        -- Low double-digit gains at RD North America.
        -- Mid single-digit growth at International Businesses.
        -- Flat to slightly lower results at CBS.
        -- Lower Corporate unallocated expenses.
   3. The estimates for operating profits should include at least $15 million in new investments.
   4. Other Income/expense, net should be favorable in Fiscal 2005, reflecting lower interest expense and potential gains from international asset sales.
   5. EPS should be in the range of $0.77 to $0.87 per share, excluding any restructuring charges and one-time items.
   6. Free cash flow from operations should continue to be strong, exceeding that of Fiscal 2004.

      Year-over-year comparisons in the first and second quarters should be favorable, while the timing of investments and promotional marketing campaign activity will result in unfavorable comparisons in the third quarter and improved results in the fourth quarter.

      Summarized below are Q4 and full-year results by segment:


Segment Information
                                                     Quarter 4                      Full-Year
                                                               Better/                           Better/
In millions, except per share data       FY 2004    FY 2003    (Worse)    FY 2004    FY 2003     (Worse)

Revenues:
  Reader's Digest North America          $   203    $   209    $    (6)   $   835    $   854    $   (19)
  International Businesses                   239        252        (13)       970      1,008        (38)
  Consumer Business Services                  96        110        (14)       609        641        (32)
  Intercompany eliminations                   (2)        (7)         5        (26)       (28)         2
                                         -------    -------    -------    -------    -------    -------
    Total revenues                       $   536    $   564    $   (28)   $ 2,388    $ 2,475    $   (87)
                                         =======    =======    =======    =======    =======    =======

Operating profit (loss):
  Reader's Digest North America          $    16    $    13    $     3    $    71    $    61    $    10
  International Businesses                    21         15          6         57         49          8
  Consumer Business Services                  (7)        (1)        (6)        64         91        (27)
  Corporate unallocated                      (10)        (7)        (3)       (44)       (22)       (22)
  Other operating items, net                  (6)       (26)        20        (15)       (40)        25
                                         -------    -------    -------    -------    -------    -------
Total operating profit (loss)            $    14    $    (6)   $    20    $   133    $   139    $    (6)
                                         =======    =======    =======    =======    =======    =======




Reader's Digest North America

      In the fourth quarter, operating profits at RD North America (RDNA) were $16 million, an improvement of 20 percent over prior year. Full-year operating profits grew to $71 million, up 16 percent versus the year-ago results. The year-over-year improvement in the quarter represents the ninth consecutive quarter of improved profits at RDNA. Gains for both the quarter and the year largely reflect increases at Reader's Digest magazine, the Special Interest Publications, U.S. BHE and revenue-driven profit growth in Canada. These gains were partly offset by lower operating profit at Reiman, which had softer magazine and book sales, increased marketing efforts to expand Taste of Home magazine, investment in new magazine concept testing, and development of new book titles to sell through BAF, U.S. BHE and Reiman. RDNA profits for the year also reflect investment spending for two successful magazine launches, Backyard Living and Our Canada.

      Revenues at RDNA declined by 3 percent in the fourth quarter, to $203 million and 2 percent for all of Fiscal 2004, to $835 million. The declines in both fourth quarter and full-year results reflect lower subscription revenues and book sales. These declines were partly offset by the new magazine launches (Backyard Living and Our Canada), incremental revenue from the RD Specials magazine series, and revenue gains in Canada driven by year-over-year advertising sales growth and the favorable effects of foreign-currency exchange. Revenues at U.S. BHE were roughly flat for the quarter and full year.

International Businesses

      International Businesses operating profits were $21 million in the fourth quarter, an improvement of 40 percent over last year. The strong fourth quarter performance helped drive full-year operating profits to $57 million, an improvement of 16 percent versus the year-ago period (6 percent excluding the effect of foreign currency translation). For both the fourth quarter and full year, operating profits improved in most international markets, most notably Australia, Mexico and France, largely as a result of reduced costs. New business efforts continued in the fourth quarter with successful new market launches in Romania, Croatia and Slovenia.

      Revenues declined in both the fourth quarter and the full year, reflecting planned reductions in promotional activity in most markets as part of the company's strategy to stabilize results and improve execution and response rates, as well as declining underlying trends in some markets. Revenues were $239 million in the fourth quarter, a decline of 5 percent. Excluding the effects of foreign currency translation, revenues fell by 11 percent. For the full year, revenues were $970 million, a decline of 4 percent. Excluding foreign currency translation, revenues fell by 13 percent.

Consumer Business Services

      In the fourth quarter, CBS reported an operating loss of $(7) million, versus a loss of $(1) million in the year-ago period. For the full year, profits fell to $64 million, down from $91 million last year. These declines were primarily the result of lower revenues, which declined by 12 percent to $96 million in the quarter, and by 5 percent to $609 million for the year. Quarterly revenues reflect weaker sales at QSP and BAF, as well as sharply lower sales at RD Young Families as that unit reduced unprofitable marketing activity. At QSP, the fourth quarter is typically a period of light activity. Seasonal losses were greater in the quarter, reflecting lower revenues from magazine and gift subscription sales and increased investment. The Easter selling period skewed more toward the third quarter of Fiscal 2004 versus Fiscal 2003, which had an adverse effect on QSP sales. Profits declined at BAF in the quarter on lower sales, reflecting fewer school and corporate events. Average sales per event for both schools and corporate declined modestly, but the declines were less than in the second and third quarters.

      For the full year, revenues for BAF and QSP declined by 6 percent and 7 percent respectively. At QSP, profits fell on revenue declines, reflecting fewer magazine and gift subscription sales throughout the year due to increased competition and higher sales staff turnover. Further contributing to profit declines was investment in sales force expansion. At BAF, a revenue shortfall also drove profits lower. Weaker product mix, mostly in the second quarter, caused unfavorable variances in events and event averages.

      These declines for the year were partly offset by an 18 percent increase in Trade Publishing revenues because of increased sales of Children's Publishing products, principally the highly successful Movie Theater interactive book series. In Fiscal 2005, Trade Publishing will introduce the first product in a new Music Player interactive book series, as well as several new NASCAR-related titles.

Corporate Unallocated

      Corporate unallocated expenses were $(10) million in the quarter. This category primarily reflects the company's cost of governance as well as other centrally managed expenses. It also includes the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs. For the Fiscal 2004 quarter, the $3 million unfavorable variance was mostly non-cash and primarily attributable to a $5 million decrease in pension income derived from the company's over-funded U.S. pension plan. For Fiscal 2004, Corporate unallocated expenses were $(44) million versus $(22) million in the prior year. The full-year increase was due to lower pension income, additional compensation expense from a greater mix of restricted stock versus stock options, and higher post-retirement healthcare costs.

Non-GAAP Financial Measures

      The company publicly reports its financial information in accordance with accounting principles generally accepted in the United States (GAAP). To facilitate external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business.

  - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts do not recalculate due to rounding.


Reconciliation of Free Cash Flow,         Three-month periods ended         Twelve-month periods ended
                                                  June 30,                            June 30,
In millions                                   2004       2003                    2004        2003

Reported change in cash per cash flow
  statement (see Table 4)                    $  (6.5)    $ (29.7)              $   (1.0)   $  (56.3)

Less:
  Change in total borrowings, net              (15.2)      (50.8)                (144.5)      (85.3)
  Dividends paid                                (5.2)       (5.2)                 (20.7)      (21.0)
  Acquisition costs and financing fees          (1.1)       (2.7)                  (7.6)       (2.7)
  Share repurchases                               --          --                     --      (101.7)
  Recapitalization costs (Cash Payments)          --         2.5                     --        (7.9)
      Free Cash Flow Source                  $  15.0     $  26.5               $  171.8    $  162.3



  - Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management's measures of leverage and is an approximate measure of the company's debt less cash on hand. The company typically manages its cash and debt by using any "excess" cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

      RDA will host a conference call with financial analysts to discuss the company's fourth quarter and full-year Fiscal 2004 results on July 29, 2004 at 8:30 a.m. ET. The company invites investors to listen to the webcast of the conference call at the Investor Relations section of the company's Web site, www.rd.com/investors. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company.

The company reports business results in three segments:

  - Reader's Digest North America - Reader's Digest magazine in the United States and Canada; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, Backyard Living, Farm & Ranch Living and Crafting Traditions, as well as books, cooking schools, country tours and other enterprises; The Family Handyman, American Woodworker, Reader's Digest Large Print Edition and U.S. Selecciones magazines; Our Canada; Select Editions, series and general books, health and home books and products, and music and video products in the United States and Canada.

  - Consumer Business Services - Books Are Fun; Young Families and children's products in the United States and Canada; adult and children's trade books; QSP, Inc. and QSP Canada; and financial services marketing alliances and other strategic initiatives in the United States.

  - International Businesses - Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in 48 editions and 19 languages, Special Interest magazines in the Czech Republic, a personal finance magazine in the United Kingdom, and The Family Handyman in Australia; Books Are Fun operations in France, Mexico and Spain; and financial services marketing partnerships and other initiatives in more than 30 countries.

      The Reader's Digest Association, Inc. (RDA) is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.

                               ###


                                                                                                          Table 1 of 4

                                             The Reader's Digest Association, Inc. and Subsidiaries
                                                        Consolidated Statements of Income
                                                       (In millions, except per share data)
                                                                    (unaudited)

                                                              Three-month period ended        Twelve-month period ended
                                                             June 30, 2004 and 2003 (A)         June 30, 2004 and 2003

                                                               Fiscal Year      Better/         Fiscal Year         Better/
                                                              2004     2003     (Worse)       2004       2003       (Worse)

Revenues                                                     $536.4   $563.6       (5%)    $2,388.5    $2,474.9       (3%)

Product, distribution and editorial expenses                 (219.6)  (236.7)       7%       (972.9)   (1,002.2)       3%
Promotion, marketing and administrative expenses             (297.2)  (306.5)       3%     (1,267.3)   (1,293.8)       2%
Other operating items, net                                     (5.9)   (26.5)      78%        (15.0)      (39.8)      62%
                                                             ------   ------       ---     --------    --------       ---

Operating profit (loss)                                        13.7     (6.1)      N/M        133.3       139.1       (4%)

Other income and (expense), net (B)                            (4.9)   (10.4)      53%        (40.0)      (38.7)      (3%)
                                                             ------   ------       ---     --------    --------       ---

Income before income tax benefit                                8.8    (16.5)      N/M         93.3       100.4       (7%)

Income tax benefit (provision)                                  3.0      3.4      (12%)       (26.2)      (39.1)      33%
                                                             ------   ------       ---     --------    --------       ---

Net income (loss)                                             $11.8   ($13.1)      N/M        $67.1       $61.3        9%
                                                             ======   ======       ===     ========    ========       ===

Basic earnings (loss) per share:
   Weighted average common shares outstanding                  97.1     96.9                   97.1        98.1

   Basic earnings (loss) per share                            $0.12   ($0.14)      N/M        $0.68       $0.61       11%
                                                             ======   ======       ===     ========    ========       ===

Diluted earnings (loss) per share:
   Weighted average common shares outstanding                  99.4     96.9                   99.2        99.2

   Diluted earnings (loss) per share                          $0.12   ($0.14)      N/M        $0.66       $0.60       10%
                                                             ======   ======       ===     ========    ========       ===

Dividends per common share                                    $0.05    $0.05        --        $0.20       $0.20        --


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2004 and 2003 are the fourth fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  Other  income and (expense), net for the three-month period ended June 30, 2004 includes $(0.8) million in expenses associated with the repricing amendment to RDA's term loans as well as a $6.1 million, or $0.04 per share, gain on sale of real estate in Hong
Kong.  The twelve-month period ended June 30, 2004 includes $(7.3) million, or $(0.05) per share, due to the writte-off of deferred debt financing fees in connection with the partial retirement of RDA's term loans/related interest rate caps and costs for the aforementioned repricing amendment.  For the twelve-month period ended June 30, 2003, other income and (expense), net includes net expenses of $(3.3) million or $(0.03) per share related to costs incurred in connection with RDA's share recapitalization and a gain of $2.2 million, or $0.02 per share, on the sale of a building in Australia.



                                                                                                                Table 2 of 4
                              The Reader's Digest Association, Inc. and Subsidiaries
                               Revenues and Operating Profit by Operating Segments
                                                  (In millions)
                                                   (unaudited)

                                                      Three-month period ended                Twelve-month period ended
                                                     June 30, 2004 and 2003 (A)                June 30, 2004 and 2003

                                                    Fiscal Year                              Fiscal Year
                                                                            Better/                                   Better/
                                                2004            2003        (Worse)      2004           2003         (Worse)

Revenues

Reader's Digest North America                  $202.9          $209.3         (3%)       $835.4          $854.4         (2%)

International Businesses                        239.5           251.7         (5%)        969.5         1,007.8         (4%)

Consumer Business Services                       96.0           109.6        (12%)        609.2           640.8         (5%)

Intercompany eliminations (B)                    (2.0)           (7.0)        71%         (25.6)          (28.1)         9%
                                               ------          ------         --       --------        --------         --

Total Revenues                                 $536.4          $563.6         (5%)     $2,388.5        $2,474.9         (3%)
                                               ======          ======         ==       ========        ========         ==

Operating profit (loss)

Reader's Digest North America                   $16.0           $13.3         20%         $70.5           $60.6         16%

International Businesses                         20.7            14.8         40%          57.0            49.1         16%

Consumer Business Services                       (6.6)           (0.8)        N/M          64.5            90.6        (29%)

Corporate unallocated (C)                       (10.5)           (6.9)       (52%)        (43.7)          (21.4)      (104%)
                                               ------          ------         --       --------        --------        ---

                                                $19.6           $20.4         (4%)       $148.3          $178.9        (17%)

Other operating items, net                       (5.9)         ($26.5)        N/M        ($15.0)          (39.8)        N/M
                                               ------          ------         --       --------        --------         ---

Total operating profit (loss)                   $13.7           ($6.1)        N/M        $133.3          $139.1         (4%)
                                               ======          ======         ==       ========        ========         ===


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2004 and 2003 are the fourth fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  In the normal course of business, the company's segments enter into transactions with one another. These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations.  However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(C) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.

N/M - Not meaningful.



                                                                                                              Table 3 of 4
                             The Reader's Digest Association, Inc. and Subsidiaries
                                           Consolidated Balance Sheets
                                     As of June 30, 2004 and June 30, 2003
                                                  (In millions)
                                                    (unaudited)


                                                                         June 30,       June 30,
                                                                           2004           2003
Assets
      Cash and cash equivalents                                        $     50.3     $     51.3
      Accounts receivable, net                                              229.0          256.5
      Inventories                                                           152.0          155.7
      Prepaid and deferred promotion costs                                  134.1          132.7
      Prepaid expenses and other current assets                             148.6          191.8
                                                                       ----------     ----------
Total current assets                                                        714.0          788.0

      Property, plant and equipment, net                                    155.8          162.5
      Goodwill                                                            1,009.5        1,009.4
      Other intangible assets, net                                          173.9          212.3
      Other noncurrent assets                                               412.6          427.3
                                                                       ----------     ----------
Total assets                                                           $  2,465.8     $  2,599.5
                                                                       ==========     ==========

Liabilities and Stockholders' Equity
      Loans and notes payable                                          $     83.9     $     31.3
      Accounts payable                                                      110.6           97.5
      Accrued expenses                                                      268.7          281.4
      Income taxes payable                                                   19.0           36.5
      Unearned revenue                                                      403.4          414.8
      Other current liabilities                                              12.3           19.7
                                                                       ----------     ----------
Total current liabilities                                                   897.9          881.2

      Postretirement and postemployment benefits other than pensions        119.5          121.9
      Unearned revenues                                                     129.3          127.6
      Long-term debt                                                        637.7          834.7
      Other noncurrent liabilities                                          200.6          233.8
                                                                       ----------     ----------
Total liabilities                                                         1,985.0        2,199.2

      Capital stock                                                          17.8           17.6
      Paid-in capital                                                       210.1          215.0
      Retained earnings                                                   1,348.0        1,301.6
      Accumulated other comprehensive (loss) income                         (89.3)        (109.2)
      Treasury stock, at cost                                            (1,005.8)      (1,024.7)
                                                                       ----------     ----------
Total stockholder's equity                                                  480.8          400.3
                                                                       ----------     ----------
Total liabilities and stockholder's equity                             $  2,465.8     $  2,599.5
                                                                       ==========     ==========



                                                                                                                       Table 4 of 4

                                      The Reader's Digest Association, Inc. and Subsidiaries
                                         Consolidated Condensed Statements of Cash Flows
                                        Twelve-month periods ended June 30, 2004 and 2003
                                                             (In millions)
                                                              (unaudited)

                                                                      Three-month period ended         Twelve-month period ended
                                                                            June 30, (A)                       June 30,
                                                                        2004           2003               2004            2003
                                                                                 Reclassified (A)                   Reclassified (A)
Cash flows from operating activities
Net income (loss)                                                      $11.8          ($13.1)            $67.1           $61.3
Depreciation and amortization                                           15.5            16.6              63.2            64.7
Asset impairments                                                        0.3             3.2               1.1             3.2
Amortization of debt issuance costs                                      1.3             1.1              12.1             4.3
Stock-based compensation                                                 2.4             1.4              10.2             6.2
Net gain on marketable securities and sales of certain assets           (6.1)           (1.4)            (10.0)           (8.6)
Changes in current assets and liabilities
     Accounts receivable, net                                           27.2            42.8              34.1            55.0
     Inventories                                                        14.6            30.5               6.4             6.4
     Unearned revenues                                                 (37.4)          (42.1)            (14.3)          (12.1)
     Accounts payable and accrued expenses                               8.8            (1.1)             (6.8)          (20.1)
     Other, net                                                         (2.1)           12.3              19.4             4.2
Changes in noncurrent assets and liabilities                           (23.3)          (19.8)             (8.1)           (2.4)
                                                                       -----           -----            ------          ------
Net change in cash due to operating activities                          13.0            30.4             174.4           162.1
                                                                       -----           -----            ------          ------

Cash flows from investing activities
Proceeds from maturities and sales of marketable securities               --              --               0.8             5.2

Purchases of licensing agreements                                         --            (3.0)             (1.3)          (10.5)

Proceeds from other long-term investments                                 --              --               3.0              --
Proceeds from sales of property, plant and equipment                     6.5             1.8               7.1             5.5
Capital expenditures                                                    (3.8)           (5.9)            (16.1)          (15.7)
                                                                       -----           -----            ------          ------
Net change in cash due to investing activities                           2.7            (7.1)             (6.5)          (15.5)
                                                                       -----           -----            ------          ------

Cash flows from financing activities
Proceeds / (repayments) of revolving credit and
  short-term debt, net                                                  44.6            (0.1)             43.9            (0.6)
Repayments of term loan                                                (59.8)          (50.7)           (488.4)          (84.7)
Proceeds from senior notes offering                                       --              --             300.0              --
Payments of debt financing fees                                         (1.1)           (2.7)             (7.6)           (2.7)
Common stock repurchased                                                  --              --                --          (101.7)
Dividends paid                                                          (5.2)           (5.3)            (20.7)          (21.0)
Proceeds from employee stock purchase plan and exercise
 of stock options                                                        1.1             2.5               2.5             4.3
Other, net                                                              (0.1)            0.4               0.5             0.8
                                                                       -----           -----            ------          ------
Net change in cash due to financing activities                         (20.5)          (55.9)           (169.8)         (205.6)
                                                                       -----           -----            ------          ------

Effect of exchange rate changes on cash                                 (1.7)            2.9               0.9             2.7

                                                                       -----           -----            ------          ------
Net change in cash and cash equivalents                                 (6.5)          (29.7)             (1.0)          (56.3)
                                                                       -----           -----            ------          ------

Cash and cash equivalents at beginning of period                        56.8            81.0              51.3           107.6

                                                                       -----           -----            ------          ------
Cash and cash equivalents at end of period                             $50.3           $51.3             $50.3           $51.3
                                                                       =====           =====            ======          ======

(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2004 and 2003 are the fourth fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.  In some instances, prior year amounts have been reclassified to conform to the current year presentation.
